EXHIBIT 10.3

                AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement (this "Amendment") is made by and between Continental Airlines, Inc., a Delaware corporation ("Company"), and Gregory D. Brenneman ("Executive").

                            Recitals:

     WHEREAS, Company and Executive are parties to that certain
Amended and Restated Employment Agreement dated as of November 20, 1998, as amended by Amendment to Employment Agreement dated as of May 19, 1999 (as so amended, the "Existing Agreement"); and

     WHEREAS, the Human Resources Committee of the Board of
Directors, at its September 16, 1999 meeting, authorized the amendment of the employment agreements of certain officers of the Company, including Executive, as set forth herein; and

     WHEREAS, Company and Executive desire to amend the Existing
Agreement as hereinafter set forth;

     NOW THEREFORE, in consideration of the premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Paragraph 3.5 of the Existing Agreement ("Supplemental
     Executive Retirement Plan") is hereby amended to read in its entirety as follows:

     "3.5   Supplemental Executive Retirement Plan.

            (i) Base Benefit. Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph
     3.5 as a supplemental retirement plan (the "Plan"). The base retirement benefit under the Plan (the "Base Benefit") shall be in the form of an annual straight life annuity in an amount equal to the product of (a) 2.5% times (b) the number of Executive's credited years of service (as defined below) under the Plan (but not in excess of 30 years) times (c) the Executive's final average compensation (as defined below).
     For purposes hereof, Executive's credited years of service under the Plan shall be equal to the sum of (1) the number of Executive's years of benefit service with Company, calculated as set forth in the Continental Retirement Plan (the "CARP") beginning at January 1, 1995 ("Actual Years of Service"), (2) an additional three years of service for each one year of service credited to Executive pursuant to clause (1) of this sentence for the period beginning on January 1, 2000 and ending on December 31, 2004, and (3) three additional years of service if Executive is paid the Termination Payment under this Agreement. For purposes hereof, Executive's final average compensation shall be equal to the greater of (A) $650,000.00 or (B) the average of the five highest annual cash compensation amounts (or, if Executive has been employed less than five years by Company, the average over the full years employed by Company) paid to Executive by Company during the consecutive ten calendar years immediately preceding Executive's termination of employment at retirement or otherwise. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of the Company), but shall exclude (i) any cash bonus paid on or prior to March 31, 1995, (ii) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Company and Executive dated as of April 14, 1998, and (iii) any cash bonus paid under a long term incentive plan or program adopted by Company. Executive shall be vested immediately with respect to benefits due under the Plan.

            (ii) Offset for CARP Benefit. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit shall be reduced by the actuarial equivalent (as defined below) of the pension benefit, if any, paid or payable to Executive from the CARP. In making such reduction, the Base Benefit and the benefit paid or payable under the CARP shall be determined under the provisions of each plan as if payable in the form of an annual straight life annuity beginning on the Retirement Date (as defined below). The net benefit payable under this Plan shall then be actuarially adjusted based on the actuarial assumptions set forth in paragraph 3.5(vii) for the actual time and form of payments.

            (iii) Normal and Early Retirement Benefits. Executive's benefit under the Plan shall be payable in equal monthly installments beginning on the first day of the month following the Retirement Date (the "Normal Retirement Benefit"). For purposes hereof, "Retirement Date" is defined as the later of (a) the date on which Executive attains (or in the event of Executive's earlier death, would have attained) age 60 or (b) the date of Executive's retirement from employment with Company. Notwithstanding the foregoing, if Executive's employment with Company is terminated, for a reason other than death, on or after the date Executive attains age 55 or is credited with 10 Actual Years of Service and prior to the Retirement Date, then Executive shall be entitled to elect to commence to receive Executive's benefit under the Plan as of the first day of any month coinciding with or next following Executive's termination of employment, or as the first day of any subsequent month preceding the Retirement Date (an "Early Retirement Benefit"); provided, however, that (1) written notice of such election must be received by Company not less than 15 days prior to the proposed date of commencement of the benefit, (2) each payment under an Early Retirement Benefit shall be reduced to the extent necessary to cause the value of such Early Retirement Benefit (determined without regard to clause (3) of this proviso) to be the actuarial equivalent of the value of the Normal Retirement Benefit (in each case based on the actuarial assumptions set forth in paragraph 3.5(vii) and adjusted for the actual time and form of payments), and (3) each payment under an Early Retirement Benefit that is made prior to the Retirement Date shall be reduced by an additional 10% of the amount of such payment as initially determined pursuant to clause (2) of this proviso. The HR Committee may, in its sole and absolute discretion, waive all or any part of the reductions contemplated in clauses (2) and/or (3) of the proviso of the preceding sentence.

            (iv) Form of Retirement Benefit. If Executive is not married on the date Executive's benefit under paragraph 3.5(iii) commences, then benefits under the Plan will be paid to Executive in the form of a single life annuity for the life of Executive. If Executive is married on the date Executive's benefit under paragraph 3.5(iii) commences, then benefits under the Plan will be paid in the form of a joint and survivor annuity that is actuarially equivalent to the benefit that would have been payable under the Plan to Executive if Executive was not married on such date, with Executive's spouse as of the date benefit payments commence being entitled during such spouse's lifetime after Executive's death to a benefit equal to 50% of the benefit payable to Executive during their joint lifetimes.

            (v)     Death Benefit.    Except as provided in this
     paragraph 3.5(v), no benefits shall be paid under the Plan if Executive dies prior to the date Executive's benefit commences pursuant to paragraph 3.5(iii). In the event of Executive's death prior to the commencement of Executive's benefit pursuant to paragraph 3.5(iii), Executive's surviving spouse, if Executive is married on the date of Executive's death, will receive a single life annuity consisting of monthly payments for the life of such surviving spouse determined as follows:
     (a) if Executive dies on or before reaching the Retirement Date, the death benefit such spouse would have received had Executive terminated employment on the earlier of Executive's actual date of termination of employment or Executive's date of death, survived until the Retirement Date, began to receive Executive's Plan benefit beginning immediately at the Retirement Date, and died on the day after the Retirement Date; or (b) if Executive dies after reaching the Retirement Date, the death benefit such spouse would have received had Executive begun to receive Executive's Plan benefit beginning on the day prior to Executive's death. Payment of such survivor annuity shall begin on the first day of the month following the later of (1) Executive's date of death or (2) the Retirement Date; provided, however, that if Executive was eligible to elect an Early Retirement Benefit as of the date of Executive's death, then Executive's surviving spouse shall be entitled to elect to commence to receive such survivor annuity as of the first day of the month next following the date of Executive's death, or as the first day of any subsequent month preceding the Retirement Date. Notice of such election must be received by Company not less than 15 days prior to the proposed date of commencement of the benefit, and each payment of such survivor annuity shall be reduced based on the principles used for the reductions described in clauses (2) and (3) of the proviso to the third sentence of paragraph 3.5(iii).

            (vi) Unfunded Benefit. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Further, it is the intention of Company that the Plan be unfunded for purposes of the Internal Revenue Code of 1986, as amended, and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by Company to make benefit payments in the future. Plan benefits hereunder provided are to be paid out of Company's general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of Company. Executive understands that he must rely upon the general credit of Company for payment of benefits under the Plan. Company shall establish a "rabbi" trust to assist Company in meeting its obligations under the Plan. The trustee of such trust shall be a nationally-recognized and solvent bank or trust company that is not affiliated with Company. Company shall transfer to the trustee money and/or other property determined in the sole discretion of the HR Committee based on the advice of the Actuary (as defined below) on an as-needed basis in order to assure that the benefit payable under the Plan is at all times fully funded. The trustee shall pay Plan benefits to Executive and/or Executive's spouse out of the trust assets if such benefits are not paid by Company. Company shall remain the owner of all assets in the trust, and the assets shall be subject to the claims of Company creditors in the event (and only in the event) Company ever becomes insolvent. Neither Executive nor any beneficiary of Executive shall have any preferred claim to, any security interest in, or any beneficial ownership interest in any assets of the trust. Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of Company or will cause Executive to be more than a general creditor of Company.

            (vii) Actuarial Equivalent. For purposes of the Plan, the terms "actuarial equivalent", or "actuarially equivalent" when used with respect to a specified benefit shall mean the amount of benefit of the referenced different type or payable at the referenced different age that can be provided at the same cost as such specified benefit, as computed by the Actuary and certified to Executive (or, in the case of Executive's death, to his spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms and times of payment shall be the same as the actuarial assumptions then used in determining benefits payable under the CARP. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or Executive's spouse.

            (viii)  Medicare Payroll Taxes.  Company shall
     indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan."


2. The Existing Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms.


     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 16th day of September, 1999.


                              CONTINENTAL AIRLINES, INC.



                              By: ____________________________
                              Name:
                              Title:


                              EXECUTIVE



                              _________________________________
                              Gregory D. Brenneman